NEWS RELEASE

Eden Energy Announces Results in Second Chinchaga Well

VANCOUVER, March 19, 2007 -- Eden Energy Corp. (OTCBB: EDNE) reports that the 2-8-95-8W6M well will be plugged and abandoned. Eden Energy Corp. has a 10% working interest in this well.

Donald Sharpe, president of Eden Energy, commented “Both of our Chinchaga wells had encouraging sections that we attempted to complete but we were not able to produce economic levels of hydrocarbons. We have an interest ranging from 10% to 55% in approximately 22,400 acres of leases in Chinchaga area. These lands have recent, high quality 3D seismic coverage and we will continue to assess the potential of the leases before making any further drilling decisions.”

General:

Eden Energy Corp. focuses on large scale oil and gas projects with significant resource reserve potential. Its Noah project in eastern Nevada contains exceptionally rich source rocks, large thrusted rollover structures, and an excellent potential reservoir rock. The area is similar to thrust belts and basins throughout the world, which contain approximately one quarter of the world's proven reserves of oil and gas. The Chinchaga prospect in Northern Alberta also targets dolomitized Devonian reservoirs and its large resource potential fits well with the Company’s goals. These high potential projects are balanced by the low risk development project at White River Dome in Colorado.

Notice Regarding Forward Looking Statements

This news release contains "forward-looking statements", as that term is defined in Section 27A of the United States Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements include, among other things, the drilling of the Chinchaga prospect to total depth, the length of time to drill to total depth, the resource potential at Chinchaga, potential reservoir rock in the Noah Project and the low risk development of the White River Dome Project.

Actual results could differ from those projected in any forward-looking statements due to numerous factors. Such factors include, among others, the inherent uncertainties associated with oil and gas exploration; changes in reserve estimates if any; the potential productivity of our properties; changes in the operating costs and changes in economic conditions and conditions in oil and gas exploration. These forward-looking statements are made as of the date of this news release, and we assume no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Although we believe that the beliefs, plans, expectations and intentions contained in this press release are reasonable, there can be no assurance those beliefs, plans, expectations or intentions will prove to be accurate. Investors should consult all of the information set forth herein and should also refer to the risk factors disclosure outlined in our annual report on Form 10-KSB for the 2005 fiscal year, our quarterly reports on Form 10-QSB and other periodic reports filed from time-to-time with the Securities and Exchange Commission.

Eden Energy Corp.

Regarding the company and any of its projects, please contact Donald Sharpe of Eden Energy Corp. at 1-866-693-1100 or email: info@edenenergycorp.com